UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/03/2007

Tesco Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28778

Alberta	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3993 West Sam Houston Parkway North
Suite 100
Houston, TX 77043-1211
(Address of principal executive offices, including zip code)

(713) 359-7000
(Registrant’s telephone number, including area code)

6204 - 6A Street Southeast
Calgary, Alberta
Canada T2H 2B7

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 3, 2007, Tesco Corporation (the "Company") announced that the Company's Chief Financial Officer, Mr. Michael Kearney, is leaving his position with the Company effective January 8, 2007.

Effective January 8, 2007, the Company appointed Mr. Anthony Tripodo as Executive Vice President and Chief Financial Officer of the Company. Mr. Tripodo comes to TESCO with over 30 years of experience in advancing financial roles, most of which were in the oil and gas industry. He started his professional career in 1974 working in tax and audit functions for Price Waterhouse & Co. In 1980, Mr. Tripodo joined the Baker Oil Tools division of Baker Hughes, in the finance organization. He advanced steadily during his 17 year career at Baker Hughes until his departure in 1997 as Vice President of Finance and Administration for Baker Performance Chemicals. From 1997 to 2003, Mr. Tripodo functioned as Executive Vice President for Veritas DGC, a leading provider of geophysical services to the energy industry. At Veritas DGC, he initially served as Chief Financial Officer and later served as the President of its North and South America business unit. In 2003, Mr. Tripodo founded Arch Creek Advisors LLC, an investment banking firm specializing in capital formation and M&A advisory services for the oil and gas industry. Mr. Tripodo graduated with a degree in business from St. Thomas University in Florida. He has worked as a certified public accountant in Florida and is a licensed broker dealer with the SEC and NASD. He has been or is a board member for Helix Energy Solutions Group Inc. (NYSE:HLX), Petroleum Geo-Services ASA (NYSE ADR:PGS) and VETCO International Ltd. (Private).

In connection with Mr. Tripodo's appointment as Executive Vice President and Chief Financial Officer, the Company and Mr. Tripodo entered into an Employment Agreement dated January 5, 2007. Under the agreement, Mr. Tripodo is entitled to receive an annual base salary of $265,000 and a target annual performance bonus equal to 50% of his annual base salary, which bonus may be increased to 100% of his annual base salary upon the achievement of certain Company and individual performance objectives. Mr. Tripodo is also entitled to receive stock options to acquire 100,000 shares of Company common stock at an exercise equal to the closing price of the Company's common stock on the day prior to the date of grant. The options shall vest in three equal installments on the first, second and third anniversary dates of Mr. Tripodo's employment and may be exercised over the next seven years. Mr. Tripodo will also be entitled to participate in the Company's Long Term Incentive Plan beginning in 2008. Mr. Tripodo will be entitled to participate in the Company's other various benefit plans to the same extent as of the senior management employees of the Company. Mr. Tripodo's Employment Agreement contains customary provisions regarding termination, confidential information, intellectual property and noncompetition. In the event Mr. Tripodo is terminated by the Company without cause (as defined in the agreement) or Mr. Tripodo terminates his employment for good reason (as defined in the agreement), he will be entitled to continue to receive salary payments for 12 months, payable on regularly scheduled pay days.

The Company and Mr. Tripodo also entered into a Change of Control Agreement dated January 5, 2007. Upon a change of control (as defined in the agreement), Mr. Tripodo will be entitled to, among other things, two times his annual base salary and target annual performance bonus, immediate vesting of all outstanding stock options and other outstanding awards under the Company's Long Term Incentive Plan, and continuation for 12 months of certain health and other benefits plans.

A copy of the press release announcing the departure of Mr. Kearney and the appointment of Mr. Tripodo is attached hereto as Exhibit 99.1 and incorporated herein by reference. Copies of Mr. Tripodo's Employment Agreement and Change of Control Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and each such agreement is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tesco Corporation

Date: January 05, 2007	By:	/s/ James A. Lank
James A. Lank
General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement dated January 5, 2007 with Mr. Tripodo.
EX-10.2	Change of Control Agreement dated January 5, 2007 with Mr. Tripodo.
EX-99.1	Press Release dated January 3, 2007.